Exhibit 99.1

FOR IMMEDIATE RELEASE

COST PLUS, INC. ANNOUNCES SALES FOR THE FOURTH QUARTER AND FISCAL YEAR,

REVISES EARNINGS GUIDANCE

Oakland, CA – February 5, 2004 — Cost Plus, Inc. (Nasdaq:CPWM) announced today that same store sales for the fourth quarter increased 3.1%, on top of a 2.0% increase for the fourth quarter of fiscal 2002. For the full year, same store sales increased 2.7% following a 5.6% increase last year.

Total sales for the fourth quarter ended January 31, 2004 were $312.6 million, a 15.9% increase from $269.7 million for the fourth quarter ended February 1, 2003. Total sales for the fiscal year were $801.6 million, a 15.8% increase from the $692.3 million reported for fiscal 2002.

The Company experienced accelerating sales performance throughout the fourth quarter, however, it was not sufficient to overcome soft margins caused by a greater proportion of total sales occurring in lower margin consumable products, an extremely competitive retail pricing environment in the home furnishings categories and a sales shortfall to plan in stores open less than 14 months.

The Company is therefore revising its earnings guidance for the year to a range of approximately $1.46 to $1.48 per diluted share from prior guidance of $1.55 per diluted share. Earnings for the fourth quarter are expected to be in the range of $1.16 to $1.18 per diluted share.

Murray Dashe, Chairman, CEO and President stated, “Our revised earnings expectations still represent record earnings for the Company, both for the quarter and the year, and we see evidence that the substantial competitive discounting of the fourth quarter has abated.”

“A higher proportion of our new stores were planned to open later in the year than in past years. We believe this denied sufficient ramp up time prior to the Holiday season for these stores to make the expected sales contribution. Nonetheless, for stores opened during this past year, the Company now projects annualized sales will approach $3.5 million on average, well ahead of the Company’s model of $3.3 million.”

During the quarter, the Company opened ten new stores, with one each in: Corona, CA; Charleston, SC; Corpus Christi, TX; Modesto, CA; Antioch, CA; Fairfield, CA; Kansas City, MO; Grand Rapids, MI; and two stores in Jacksonville, FL. One store closed during the quarter with the opening of its replacement.

The Company’s fourth quarter earnings conference call will be March 18, 2004 at 8:00 a.m. PST. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 904-7340 or (212) 676-5271. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21183866, from 10:00 a.m. PST Thursday to 10:00 a.m. PST on Friday, March 19. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of January 31, 2004, the Company operated 204 stores in 26 states compared to 175 stores in 23 states as of February 1, 2003.

The above statements relating to anticipated financial results for the fourth quarter and full fiscal year and to anticipated average sales for stores opened in fiscal 2003 are “forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, changes in economic conditions that affect consumer spending, changes in the competitive environment, changes in accounting rules and regulations, year-end audit adjustments and the results of the Company’s annual physical inventory. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300
Or
John Luttrell
(510) 808-9119

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